Exhibit 99.1

BitMine Immersion (BMNR) Reports FY25 GAAP EPS of $13.39; ‘Made-in-America Validator Network’ Ethereum Staking to Commence in Early 2026;

Declares Annual Dividend of $0.01, the first large-cap crypto company to pay a dividend

Full year fiscal 2025 net income of $328,161,370

Full year fiscal 2025 fully diluted EPS of $13.39 per share

BMNR to launch MAVAN (Made-in America Validator Network), a dedicated staking infrastructure for BitMine assets, in Q1 of 2026

BitMine declares annual dividend of $0.01 per BMNR share

BitMine is the first large-cap crypto company to declare an annual dividend, reflects the company’s commitment to create shareholder value

BitMine will hold its annual shareholder meeting at the Wynn Las Vegas on January 15, 2026

BitMine remains supported by a premier group of institutional investors including ARK’s Cathie Wood, MOZAYYX, Founders Fund, Bill Miller III, Pantera, Kraken, DCG, Galaxy Digital and personal investor Thomas “Tom” Lee to support BitMine’s goal of acquiring 5% of ETH

LAS VEGAS, November 21, 2025 /PRNewswire/ — (NYSE AMERICAN: BMNR) BitMine Immersion Technologies (“BitMine” or the “Company”) a Bitcoin and Ethereum Network Company with a focus on the accumulation of crypto for long term investment, today announced financial results for the fourth quarter and fiscal full year ended August 31, 2025.

“BitMine continues to execute at the highest level. The company is well positioned in 2026 and we look forward to commencing ETH staking with our MAVAN, or Made in America Validator Network, in early calendar 2026,” said Thomas “Tom” Lee, Chairman of BitMine.

On the continued weakness in ETH prices, states Mr. Lee, “Crypto prices continue to suffer as the drop in market liquidity and function since October 10, which was the largest ever single day liquidation event in the history of crypto. In 2022, the post-FTX liquidity shock took 8 weeks to clear, but similar to prior drawdowns, crypto prices quickly recovered. History shows crypto prices stage V-shaped recoveries after a lingering and drawn out decline, and we expect this to again be the case in this current drawdown.”

Full Year Fiscal 2025 Highlights and Current Operational Updates:

●	Full year fiscal 2025 net income of $328,161,370.

●	Full year fiscal 2025 fully diluted EPS of $13.39 per share.

●	BitMine declares annual dividend of $0.01 per BMNR share.

●	BitMine is the first large-cap crypto company to declare an annual dividend. This reflects the company’s commitment to create shareholder value.

●	Declaration date is November 21, 2025; Ex-dividend date is December 5, 2025; Record date December 8, 2025; Payable date is December 29, 2025

●	BitMine selected three top staking providers for a focused pilot to test capabilities as we advance and scale our own dedicated staking infrastructure, Made-in-America Validator Network (MAVAN). Staking is expected to go live during the calendar first quarter of 2026.

●	BitMine is the largest ETH Treasury in the world.

●	BitMine will hold its annual shareholder meeting at the Wynn Las Vegas on January 15, 2026.

Staking Update: MAVAN, the Made in America Validator Network

BitMine assessed several native staking providers who serve institutional clients across a range of criteria including:

●	Safe and secure operations

●	Performance and reward/yield generation

●	Ability to run dedicated infrastructure

●	Overall service quality and support

●	Plan to go live calendar first quarter 2026

The Company selected 3 initial pilot partners to conduct a live test of their staking capabilities using a small portion of our ETH. The test is designed to monitor performance and further evaluate pilot member operations and service quality.

“We plan to partner with one or more of these pilot partners plus world-class infrastructure providers to scale our own “Made in America Validator Network” (MAVAN) over the coming quarter,” continued Lee. “Although many ‘off the shelf’ offerings exist, we believe in building the premier destination for our natively staked Ether and are proud to build with the best partners. At scale, we believe our strategy will best serve the long-term best interests of our shareholders.”

Annual Dividend Declaration

BitMine is the first large-cap crypto company to declare an annual dividend. This reflects the company’s commitment to create shareholder value.

●	BitMine declares annual dividend of $0.01 per BMNR share

●	Declaration date is November 21, 2025

●	Ex-dividend date is December 5, 2025

●	Record date is December 8, 2025

●	Payable date is December 29, 2025

The Fiscal Full Year 2025 Earnings presentation can be found here: https://bitminetech.io/investor-relations/

The Chairman’s message can be found here: https://www.bitminetech.io/chairmans-message

The company recently released a corporate presentation, which can be found here: https://bitminetech.io/investor-relations/

To stay informed, please sign up at: https://bitminetech.io/contact-us/

About BitMine

BitMine is a Bitcoin and Ethereum Network Company with a focus on the accumulation of Crypto for long term investment, whether acquired by our Bitcoin mining operations or from the proceeds of capital raising transactions. Company business lines include Bitcoin Mining, synthetic Bitcoin mining through involvement in Bitcoin mining, hashrate as a financial product, offering advisory and mining services to companies interested in earning Bitcoin denominated revenues, and general Bitcoin advisory to public companies. BitMine’s operations are located in low-cost energy regions in Trinidad; Pecos, Texas; and Silverton, Texas.

For additional details, follow on X:

https://x.com/bitmnr

https://x.com/fundstrat

https://x.com/bmnrintern

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements.” The statements in this press release that are not purely historical are forward-looking statements which involve risks and uncertainties. This document specifically contains forward-looking statements regarding progress and achievement of the Company’s goals regarding ETH acquisition and staking, the long-term value of Ethereum, continued growth and advancement of the Company’s Ethereum treasury strategy and the applicable benefits to the Company. In evaluating these forward-looking statements, you should consider various factors, including BitMine’s ability to keep pace with new technology and changing market needs; BitMine’s ability to finance its current business, Ethereum treasury operations and proposed future business; the competitive environment of BitMine’s business; and the future value of Bitcoin and Ethereum. Actual future performance outcomes and results may differ materially from those expressed in forward-looking statements. Forward-looking statements are subject to numerous conditions, many of which are beyond BitMine’s control, including those set forth in the Risk Factors section of BitMine’s Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on April 3, 2025, as well as all other SEC filings, as amended or updated from time to time. Copies of BitMine’s filings with the SEC are available on the SEC’s website at www.sec.gov. BitMine undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

SOURCE BitMine Immersion Technologies, Inc.

MEDIA CONTACT:

Marcy Simon

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